UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

ASTEC INDUSTRIES, INC. (Exact Name of Registrant as Specified in Charter)

Tennessee	001-11595	62-0873631
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road Chattanooga, Tennessee 37421 (Address of Principal Executive Offices and Zip Code)

(423) 899-5898 (Registrant's telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-d(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2016, the Board of Directors (the "Board") of Astec Industries, Inc. (the "Company") approved and adopted the Astec Industries, Inc. Executive Change in Control Severance Plan (the "Severance Plan"), which provides for severance payments and benefits to certain key employees of the Company in the event their employment is involuntary terminated in connection with a change in control of the Company.  Under the Severance Plan, participants are grouped into three tiers of benefits, as selected and designated by the Compensation Committee (the "Committee") of the Board. The Committee designated the following named executive officers to participate in the Severance Plan: Benjamin G. Brock and W. Norman Smith, as Tier I Participants; David C. Silvious and Richard A. Patek, as Tier II Participants; and Jeffrey L. May, as a Tier III Participant.

Under the Severance Plan, if a participating executive's employment is terminated by the Company without cause or by the participant for good reason (as such terms are defined in the Severance Plan), and the termination occurs within a 24 month period following a change in control of the Company (or if the termination occurs prior to a change in control and it can reasonably be shown that the termination was in connection with the change in control), the participant will be entitled to certain severance payments and benefits (the "Change in Control  Severance Benefits").  The Change in Control Severance Benefits include lump sum cash payments of the following amounts: (1) a pro rata target annual bonus, (2) a severance payment equal to 3.0 times, in the case of a Tier I Participant, or 2.0 times, in the case of a Tier II Participant, or 1.5 times, in the case of a Tier III Participant, the participant's base salary and target annual bonus, and (3) a payment equal to the full cost to provide group health benefits to the participant for 36 months, in the case of a Tier I Participant, or 24 months, in the case of a Tier II Participant, or 18 months, in the case of a Tier III Participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date).  In addition, all of the participant's outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become fully vested and exercisable, and all of the participant's outstanding performance-based stock awards will be deemed to have been fully earned as of the termination date based on an assumed achievement of all relevant performance goals at "target" level, and will payout within 60 days following the termination date.  The participant will also be eligible for 12 months following the termination date for up to $25,000 of outplacement services payable by the Company.

As a condition to receiving payments and benefits under the Severance Plan, a participant must enter into a separation agreement with the Company, which will contain a general release of claims and certain restrictive covenants, including non-competition, customer non-solicitation and employee non-recruitment, that will apply for a period of 12 months, in the case of a Tier I Participant, or eight months, in the case of a Tier II Participant or a Tier III Participant, following the participant's termination of employment.

The Severance Plan does not provide for any tax gross-ups.  In the event a participant would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the participant would be reduced to the maximum amount that does not trigger the excise tax unless the participant would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTEC INDUSTRIES, INC.

Date: August 3, 2016	By: /s/ David C. Silvious David C. Silvious, Chief Financial Officer, Vice President and Treasurer (Principal Financial and Accounting Officer)